Exhibit 3.16

ARTICLES OF INCORPORATION

FOR

NOBLE DRILLING (NORWAY) AS

On                 2000 founding convention for Noble Drilling (Norway) AS took place in Esbjerg, Denmark.

1.	Founders

Present as the founder was

Noble Drilling (Denmark) Holding ApS

Address: Dokvej 1. 6700 Esbjerg, Denmark.

2.	The company’s articles of association

§ 1	The company’s name is Noble Drilling (Norway) AS.

§ 2	The company shall have it’s registered office in Sandnes municipality.

§ 3

The company’s business activity shall consist of well service for rigs (offshore) hired out on contract to Gulf of Mexico, the North Sea and/or other places in the world by opportunity, and also whatever is attended with such business activity.

§ 4	The company’s share capital is NOK 100.000,00 consisting of 100 shares each with a nominal value of NOK 1.000,00.

§ 5	The Board of Directors consists of 2 to 6 board members, as determined by the shareholders meeting.

The Chairman is authorized to sign on behalf of the company.

The Board of Directors may grant power of attorney.

§ 6	The ordinary shareholders meeting shall treat:

A	Approval of the financial statements and the Board of Directors report.

B	Approval of the Board of Directors’s proposal for application of profit or coverage of loss and distribution of divdend.

C	Other issues which according to law or the articles of association shall be treated by the shareholders meeting.

§ 7	The company’s shares shall not be registered in VPS [Norwegian Registry of Security].

§ 8	Moreover, the current corporate legislation as amended from time to time shall apply.

3.	Subscription for shares

The nominal value of the shares is NOK 1.000,00 and is subscribed for at a share price of NOK 1.000,00 for each share, in total NOK 100.000,00.

Costs related to the foundation of the company are covered directly by the founder.

The subscription for shares is done by signature on this document. The share deposit shall be settled by cash payment. Payment shall be done at once.

4.	Board of Directors and managing director

The Board of Directors shall for the time being consist of:

•	Ronald Hoope, Chairman

•	Alan Duncan, Alternate Director

The Chairman, Ronald Hoope, shall also be the managing director for the company.

5.	Accountant

The company’s accountant is PricewaterhouseCoopers, with business address at Forus Atrium, 4316 SANDNES.

6.	Preliminary statement of account

Confirmed opening balance sheet follows as attachment 1 to these articles of association.

Shareholders, signatures, etc.

Esbjerg, ……….. 2000

On behalf of Noble Drilling

(Denmark) Holding ApS